CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               SYNERGY BRANDS INC.

     Synergy Brands Inc. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL") does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth the following amendment to the Certificate of Incorporation of the Corporation (the "Amendment'), declaring the Amendment to be advisable and calling for the submission of the proposed Amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed Amendment is as follows:

ARTICLE FOURTH of the Certificate of Incorporation of Synergy Brands Inc., a Delaware corporation, is hereby amended by adding thereto the following paragraphs to read as follows:

Reverse Split

(i) Effective immediately upon the filing of this Amendment to the Certificate of Incorporation in the office of the Secretary of State of the State of Delaware, each outstanding share of previously existing Common Stock shall be and hereby is converted into and reclassified as one-third of a share of Common Stock; provided, however, that fractional shares of Common Stock will not be issued and each holder of a fractional share of Common Stock shall receive in lieu thereof a cash payment from the Corporation determined by multiplying such fractional share of Common Stock by the average closing price of a share of previously existing Common Stock on the NASDAQ Small Cap Market for the five trading days immediately preceding the effective date, and upon such other terms as the officers of the Corporation, in their sole discretion, deem to be advisable and in the best interests of the Corporation.

(ii) Certificates representing reclassified shares are hereby canceled and upon presentation of the canceled certificates to the Corporation, the holders thereof shall be entitled to receive certificate(s) representing the new shares into which such canceled shares have been converted.

SECOND: That the Amendment was submitted for shareholder approval and received consent of a majority of stockholders by written consent with notice of such approval sent by mail to all other shareholders in compliance with Section 228 of the DGCL.

THIRD:  That the Amendment was duly adopted in accordance with the provisions of
Section 242 of the DGCL.

FOURTH: That the Amendment shall be effective on the date this Certificate of Amendment is filed and accepted by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Mair Faibish, its Chief Executive Officer, and attested by Mitchell Gerstein, its Secretary, this day of , 2001.

                                                       SYNERGY BRANDS INC.

                                                       By:
                                                          ----------------
                                                          Mair Faibish, CEO

ATTEST:
                  -----------------
                  Mitchell Gerstein
                  Secretary

                                     -EX-2